Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Mark R. Lanning

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, OH 45206

(513) 559-5200

www.frischs.com

investor.relations@frischs.com

Frisch’s Announces Agreement to Sell Its

Golden Corral Business Segment

CINCINNATI, Ohio — March 12, 2012 — Frisch’s Restaurants, Inc. (NYSE Amex: FRS) today announced that it has entered into an asset purchase agreement with NRD Holdings, LLC (NRD) for the sale of substantially all of its Golden Corral operations and real estate consisting of restaurants in Ohio, Indiana, Kentucky, West Virginia and Pennsylvania. Terms of the transaction were not disclosed. The transaction is expected to close by the end of the company’s fiscal year ending May 29, 2012, subject to customary financing, due diligence and closing contingencies.

President and Chief Executive Officer, Craig F. Maier commented, “We are pleased with the conclusion of our review of strategic alternatives for our Golden Corral business segment and believe this outcome will enhance shareholder value.”

Brookwood Associates acted as exclusive financial advisor to the Company on the transaction.

About NRD

Founded in 1996 and based in Atlanta, NRD Holdings, LLC, operates restaurant locations in Georgia, Florida, Arizona, and California and operates a variety of high-profile brands including Popeyes, Checkers/Rally’s and Domino’s. Aziz Hashim, NRD president and CEO, is a well-respected within the franchise industry and serves on several boards including the International Franchise Association and Popeye’s Foundation. For more information, please visit www.nrdiusa.com.

About Frisch’s Restaurants, Inc.

Frisch’s is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio; Louisville, Kentucky and Pittsburgh, Pennsylvania which includes locations in the adjoining states of Indiana and West Virginia.

The company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission.

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